EXHIBIT 16.1

June 11, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated June 11, 2024 to be filed by our former client Lineage Cell Therapeutics, Inc. We agree with the statements under Item 4.01 insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/WithumSmith+Brown, PC

San Francisco, California